Exhibit 99

Farmers & Merchants Bancorp
Declares Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp has declared a cash dividend of $5.80 per share, an 8.4% increase over the $5.35 per share declared in December of 2007.  The cash dividend will be paid on January 2, 2009, to stockholders of record on December 3, 2008.  Total cash dividends declared during the past 12 months were $8.4 million, or $10.65 per share of common stock, an increase of 9.8% over dividends per share declared in 2007. This is the 74th consecutive year that the Company has declared cash dividend payments to common shareholders.

“Farmers & Merchants Bank’s strong third quarter financial performance represented the 43rd consecutive quarter that net income exceeded the same quarter of the prior year. Management and the Board are extremely pleased with year-to-date results. During a period when many banks continue to report year-over-year declines in earnings, our net profit  growth is a reflection of management’s and the Board’s conservative financial stewardship of the Company.  The Board of Directors unanimously approved the cash dividend with an increase over the prior year. This is the eleventh consecutive year that the year-end cash dividend has been increased” said Kent A. Steinwert, President and Chief Executive Officer.

In October, the Company reported record third quarter net income of $6,057,000 or $7.63 per share of common stock which represents a 5.1% increase over the same period in 2007.  For the quarter, Return on Average Assets was 1.50% and Return on Average Equity was 16.34%.  The Company’s key financial metrics continue to compare very favorably to others in the banking industry.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.